Exhibit 23.1

                   MARLOW C. HUNTER, P.C.
                    CPAS and Consultants
               6001 Bridge Street, Suite 108
               (National Farm Life Building)
                 Fort Worth, Texas 76112
          Phone 817-457-2020   Fax 817-457-1600
         Mobile 214-207-6958   Pager 214-834-3226
               E-mail mchunter@swbell.net


          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We have audited the consolidated balance sheet of Rhino Enterprises Group, Inc. as of December 31, 2000 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the three years ended December 31, 2000 as described in our report dated March 9, 2001. We consent to the use of the aforementioned report in this registration statement.



/s/Marlow C. Hunter, P.C.
-------------------------
Marlow C. Hunter, P.C.

August 27, 2001